Exhibit 14.1
PENN OCTANE CORPORATION
CODE OF BUSINESS CONDUCT
2007
Introduction
This Code of Business Conduct covers a wide range of business practices and procedures for Penn Octane Corporation and its affiliates (collectively, the “Company”). It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. We manage our business in compliance with all applicable laws and regulations of the countries in which we operate, in accordance with this Code of Business Conduct and our Company’s high standards of business conduct. All of our employees, including officers, are expected to comply with this Code of Conduct, which is essential for maintaining our reputation for integrity, honesty, and quality. Employees should seek to avoid even the appearance of improper behavior. The Code must also be provided to and followed by the Company’s agents and representatives, including consultants and outside directors. It is each employee’s responsibility to report to the Company any situation where our standards or the law are being violated. Any employee who discloses, in good faith, a violation or suspected violation of legal requirements or Company business standards will be protected from any retaliation or retribution.
If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.
Any employee who violates our legal and ethical standards will be subject to appropriate disciplinary action, which may include dismissal. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.
1. Compliance with Laws, Rules and Regulations
Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, outside legal counsel, or other appropriate personnel.
If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.
2. Conflicts of Interest
A conflict of interest exists when a person’s private interest diverges from or interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may also create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under procedures that require specific approval of a given transaction or arrangement by the Audit Committee of the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Company’s Chief Executive Officer or Chief Financial Officer or the Company’s Audit Committee. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.
Because of the potential for conflicts of interest, any transaction involving the Company and a director, nominee for director, executive officer, or holder of more than 5% of the Company’s securities, or a member of the immediate family of such persons is considered a “Related Person” transaction and must receive prior approval pursuant to the Related Party Transaction Approval Policy set forth below in Section 15.
3. Insider Trading
Employees who have access to confidential information are not permitted to use or share that information for securities trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. The use of non-public information for personal financial benefit or to tip others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company requires all employees to obtain authorization from the Chief Financial Officer before any trading in securities of the Company. If you have any questions, please consult the Company’s Chief Financial Officer.
4. Company Opportunities
Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position without the consent of the Board of Directors. No employee may use Company property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. Competition and Fair Dealing
We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff and (e) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.
6. Discrimination and Harassment
The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.
7. Health and Safety
The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.
8. Record-Keeping
The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.
Some employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. No unrecorded or off the books funds or assets should be maintained.
Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, if you become aware of threatened or pending litigation or governmental investigation, you must immediately notify and consult with the Company’s Chief Executive Officer or Chief Financial Officer.
9. Confidentiality
Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company’s Chief Executive Officer or Chief Financial Officer or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us, and the personal information and data of Company employees. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee and consultant must execute an agreement containing appropriate confidentiality provisions when he or she begins his or her service with the Company.
10. Protection and Proper Use of Company Assets
All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft must be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.
The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy and could result in discipline including possible termination of employment or services. Such use or distribution could also be illegal and result in civil or even criminal penalties.

11. Payments to Government Personnel
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Chief Executive Officer or Chief Financial Officer can provide guidance to you in this area.
12. Waivers of the Code of Business Conduct
Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or securities exchange regulation.
13. Reporting any Illegal or Unethical Behavior
Employees are required to report illegal or unethical behavior to supervisors, managers or other appropriate personnel. In addition, employees are encouraged to talk to managers, supervisors, or other appropriate personnel when in doubt about the best course of action in a particular situation, and to use the compliance procedures set forth in Section 14 below when misconduct is suspected. No employee of the company will be disciplined, lose a job, or suffer any retaliation for reporting misconduct by others or voicing concerns about the company’s legal or ethical obligations, when acting in good faith. “Good faith” does not mean an individual has to be correct about his or her conclusions, but it does mean believing that the information provided is truthful.
Employees are also required to cooperate in internal investigations of misconduct. Any employee may submit a good faith concern regarding questionable accounting, internal audit controls or auditing matters without fear of dismissal or retaliation of any kind.
14. Compliance Procedures
We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your manager.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.
15. Related Party Transaction Approval Policy
Each director and officer owes the Company a fiduciary duty of loyalty that requires that the individual not engage in any transactions that favor the individual’s interests over the Company’s interests. The Board of Directors and management of the Company make it a priority to operate the Company in the best interests of the shareholders. The Board of Directors also recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Therefore, the Board has adopted this policy to govern all related party transactions.
Transactions Subject to Related Party Policy
This policy covers any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company is a participant and in which a Related Person has a direct or indirect interest. In order for the transaction, arrangement or relationship to be subject to this policy, there must a financial aspect to the transaction, which may, for example, involve payments between the Company and the Related Person or otherwise providing value to one of the parties.

“Related Persons” include:
•	all executive officers of the Company;

•	all directors and any nominee for director of the Company;

•	any holder of more than five percent (5%) of the Company’s securities; and

•	an immediate family member of any of the forgoing persons;
“Immediate family members” include children, stepchildren, parents, stepparents, spouses, domestic partners, siblings, mothers and fathers-in-law, sons and daughters-in-law, bothers and sisters-in-law and any other person sharing a household (other than a tenant or employee).
An “indirect” interest of a Related Person in a transaction includes a Related Person serving as an officer or employee of, or being a significant investor or equity holder in, an entity that is a party to a transaction with the Company.
The following transactions are exempt from this policy:
•	payment of compensation by the Company to a Related Person for the Related Person’s service to the Company in the capacity or capacities that give rise to the person’s status as a “Related Person;”

•	transactions available to all employees or all shareholders of the Company on the same terms;

•	transactions, which when aggregated with the amount of all other transactions between the Related Person and the Company, involve less than $25,000 in a fiscal year;
Approval of Related Person Transactions
Either the full Board of Directors or the Audit Committee of the Board of Directors of the Company (the “Committee”) must approve any Related Person Transaction subject to this policy before commencement of the Related Person Transaction. If a member of the Board or the Committee is the Related Person, or a relative of the Related Person, that member of the Board or the Committee shall recuse himself or herself from participation in the evaluation of the Related Person Transaction pursuant to this policy. The Related Person Transaction should be presented to the Committee by an executive officer of the Company requesting that the Committee consider the Related Person Transaction at its next meeting.

Standards for Approval of Transactions
The Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related Person Transaction:
•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the Related Person has played in arranging the Related Person Transaction;

•	the structure of the Related Person Transaction; and

•	the interests of all Related Persons in the Related Person Transaction.
The Committee will only approve a Related Person Transaction if the Committee determines that the Related Person Transaction is beneficial to the Company and the terms of the Related Person Transaction are fair to the Company.
Approval Process
The Committee may, in its sole discretion, approve or deny any Related Person Transaction. Approval of a Related Person Transaction may be conditioned upon the Company and the Related Person taking any or all of the following additional actions, or any other actions that the Committee deems appropriate:
•	requiring the Related Person to resign from, or change position within, an entity that is involved in the Related Person Transaction with the Company;

•	assuring that the Related Person will not be directly involved in negotiating the terms of the Related Person Transaction or in the ongoing relationship between the Company and the other persons or entities involved in the Related Person Transaction;

•	limiting the duration or magnitude of the Related Person Transaction;

•	requiring that information about the Related Person Transaction be documented and that reports reflecting the nature and amount of the Related Person Transaction be delivered to the Committee on a regular basis;

•	requiring that the Company have the right to terminate the Related Person Transaction by giving a specified period of advance notice; or

•	appointing a Company representative to monitor various aspects of the Related Person Transaction.
Failure to Follow the Related Person Transaction Approval Process
Any Company employee, executive officer or director of the Company who is found to have violated this policy will be subject to corrective action up to and including termination of employment or of the directorship for cause.
16. Additional Policies for Executive Officers
In addition to the provisions of the Code of Business Conduct set forth above, the Company’s executive officers (including the principal executive officer, principal financial officer and principal accounting officer) are subject to the following additional specific policies:
(a)	The executive officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the executive officers promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities.

(b)	Each executive officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

(c)	Each executive officer shall promptly bring to the attention of the Chief Executive Officer or Chief Financial Officer, and to the Audit Committee, any information he or she may have concerning any violation of the Company’s Code of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

(d)	Each executive officer shall promptly bring to the attention of the Chief Executive Officer or the Chief Financial Officer, and to the Audit Committee, any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct or of these additional procedures.

(e)	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct or of these additional procedures by the executive officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individuals employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.